Exhibit 99.1

Somanetics Reports Record Net Revenues and Earnings Per Share of $0.04 for the Second Quarter of 2004

    TROY, Mich.--(BUSINESS WIRE)--June 16, 2004--Somanetics
Corporation (Nasdaq:SMTS)

    -- Net income increased to a record $409,730, or $0.04 per diluted common share.

    --  Net revenues increased 38 percent to a record $3.0 million.

    --  Gross margins improved eight percentage points to 83 percent.

    Somanetics Corporation (Nasdaq:SMTS) reported record net revenues of $3,032,976 for the second quarter ended May 31, 2004, a 38 percent increase from $2,203,442 in the same period of 2003. For the six months ended May 31, 2004, net revenues increased 37 percent to $5,703,241 from $4,154,388.
    U.S. net revenues climbed 38 percent in the second quarter to $2,506,494 from $1,812,007 in the same period of 2003. International net revenues increased 35 percent in the second quarter to $526,482 from $391,435. For the six-month period, U.S. net revenues increased 38 percent to $4,789,890 and international net revenues increased 32 percent to $913,351.
    Somanetics reported record second quarter net income of $409,730, or $0.04 per diluted share, compared with a net loss of $129,373, or $0.01 per diluted share, in the same period of 2003. For the six-month period, Somanetics reported net income of $702,475, or $0.06 per diluted share, compared with a net loss of $324,823, or $0.04 per diluted share, in the same period of 2003.
    Gross margins improved to 83 percent in the second quarter from 75 percent in the same period of 2003 and 81 percent in the first quarter of 2004. For the six-month period, gross margins were 82 percent, compared with 76 percent in the same period of 2003.
    At May 31, 2004, the Company's cash balance was $5.4 million. For the six-month period, net increase in cash was $3.1 million and net cash provided by operations was $1.1 million.
    "On the strength of our focused growth strategy, we achieved record net revenues and earnings per share, along with continued improvement in gross margins and cash flow from operations," said Bruce Barrett, Somanetics' president and CEO. "Our financial progress reflects the positive trends within our business, including the growing body of clinical evidence that neurological injuries related to cardiac and other high-risk surgeries can be reduced by using cerebral oximetry to detect common brain oxygen desaturations and guide therapy."
    Clinical research presented during the quarter included the results of a 2,279 patient retrospective study using the INVOS System in cardiac surgery that showed reductions in permanent stroke, time to extubation, frequency of prolonged ventilation and length of hospital stay. According to the study's lead investigator, Scott Goldman, M.D., chairman, department of surgery, Lankenau Hospital, the stroke reduction recognized by using the INVOS System occurred most frequently in cardiac surgery patients who were not assessed pre-operatively to be at high risk for stroke.
    A 199-patient prospective, randomized and blinded study led by John Murkin, M.D., professor of anesthesiology, University of Western Ontario, found that using the INVOS Cerebral Oximeter to monitor and help manage regional brain blood oxygen saturation in cardiac surgery patients resulted in a reduction in adverse clinical outcomes.

    Other studies published or expected to be presented this year:

    -- Researchers in Italy completed the first prospective, randomized and blinded intervention trial using the INVOS
        Cerebral Oximeter to monitor elderly patients undergoing major abdominal surgery. The results are expected to be presented this year.

    -- Results of a 594-patient trial using the INVOS Cerebral Oximeter in carotid endarterectomy surgery were published in the European Journal of Vascular and Endovascular Surgery. The study showed the merits of using the INVOS System to assess the need to insert a shunt in patients who have insufficient cerebral blood flow during the operation to increase brain perfusion and increase chances of good neurological outcomes.

    -- Results of an 18-patient study using the INVOS Cerebral Oximeter in the ICU management of head trauma patients were published in The Journal of Trauma Injury, Infection and Critical Care. The study showed that cerebral hypoxia (low brain oxygen) in head-injured patients is common, is associated with poor outcomes and death and can be easily monitored with cerebral oximetry. Since a primary objective after severe traumatic brain injury is to ensure affected tissue receives sufficient oxygen, the use of noninvasive cerebral oximetry may help guide treatment interventions for these patients.

    "The new data related to the use of the INVOS System in cardiac and carotid endarterectomy surgeries support our objective to establish the INVOS System as a standard of care monitoring device in this initial target market. We are also encouraged by the forthcoming data about the potential benefits of using the INVOS System in other high-risk surgeries and in the ICU. We are building the foundation for Somanetics to pursue these additional markets in the future," Barrett said.
    "In the second half of the year, we will focus on using the new clinical data in our selling and marketing efforts. We also will continue to pursue additional clinical data to further demonstrate the usefulness of the INVOS System in cardiac surgery and other clinical applications. In addition, we are developing a SomaSensor for monitoring neonatal ICU patients and next generation INVOS Cerebral Oximeter products," Barrett said.
    During the second quarter, Somanetics completed a project to reduce manufacturing costs for the disposable SomaSensor by approximately 40 percent. Other cost reductions were achieved by the renewal of the lease on the Company's office in Troy, Michigan through December 2009 in exchange for benefits including a 30 percent reduction in the minimum net rent rate beginning August 1, 2004.
    "Based on our first half of the year performance, we are revising upward our previous earnings guidance of $0.10 to $0.12 per diluted share ($0.12 to $0.15 per basic share) to $0.13 to $0.15 per diluted share ($0.15 to $0.18 per basic share) to reflect the impact of better-than-expected financial performance for the first half of the year," Barrett stated.

    About Somanetics

    Somanetics develops and markets two medical devices focused on the cardiac surgery market that offer solutions to help meet critical medical needs. The INVOS(R) Cerebral Oximeter is the only noninvasive and continuous monitor of changes in regional brain blood oxygen saturation that is commercially available in the U.S. The CorRestore(R) System is a cardiac implant for use in cardiac repair and reconstruction, including a procedure called Surgical Ventricular Restoration, SVR, a treatment for patients with certain types of severe congestive heart failure. To learn more about Somanetics, please visit the Company's web site at www.somanetics.com.

    Somanetics to Host Conference Call

    Somanetics will webcast its second quarter conference call at 11:00 a.m. (ET) today. To join the webcast, visit the Investor Center section of Somanetics' website at www.somanetics.com and click on the "First Quarter Conference Call" link. The call also will be archived on the website.

    Safe-Harbor Statement

    Except for historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements. Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our history of losses, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002.

                          (Tables to follow)




                        SOMANETICS CORPORATION

                       STATEMENTS OF OPERATIONS
                              (Unaudited)

                          Three Months               Six Months
                          Ended May 31,             Ended May 31,
                    -----------------------   ------------------------
                       2004         2003         2004          2003
                    ----------   ----------   ----------   ----------

 NET REVENUES       $3,032,976   $2,203,442   $5,703,241   $4,154,388
  COST OF SALES        519,316      561,196    1,039,709    1,011,393
                    ----------   ----------   ----------   ----------
  GROSS MARGIN       2,513,660    1,642,246    4,663,532    3,142,995
                    ----------   ----------   ----------   ----------

  OPERATING EXPENSES:
   Research,
    development and
    engineering         94,727      133,607      182,417      242,779
   Selling, general
    and
    administrative   2,016,641    1,644,016    3,791,541    3,238,948
                    ----------   ----------   ----------   ----------
      Total
       operating
       expenses      2,111,368    1,777,623    3,973,958    3,481,727
                    ----------   ----------   ----------   ----------

  OPERATING INCOME
   (LOSS)              402,292     (135,377)     689,574     (338,732)
                    ----------   ----------   ----------   ----------
  OTHER INCOME
   (EXPENSE):
   Interest income       7,438        6,004       12,901       13,909
                    ----------   ----------   ----------   ----------
      Total other
       income            7,438        6,004       12,901       13,909
                    ----------   ----------   ----------   ----------
  NET INCOME (LOSS) $  409,730   $ (129,373)  $  702,475   $ (324,823)
                    ----------   ----------   ----------   ----------

  NET INCOME (LOSS)
   PER COMMON
   SHARE - BASIC    $    0.04    $   (0.01)   $    0.07    $   (0.04)
                    ----------   ----------   ----------   ----------
  NET INCOME (LOSS)
   PER COMMON
   SHARE - DILUTED  $    0.04    $   (0.01)   $    0.06    $   (0.04)
                    ----------   ----------   ----------   ----------
  WEIGHTED AVERAGE
   SHARES
   OUTSTANDING -
   BASIC             9,577,454    9,080,363    9,443,765    9,079,140
                    ----------   ----------   ----------   ----------
                    ----------   ----------   ----------   ----------
  WEIGHTED AVERAGE
   SHARES
   OUTSTANDING -
   DILUTED          11,588,715    9,080,363   11,264,434    9,079,140
                    ----------   ----------   ----------   ----------
                    ----------   ----------   ----------   ----------

                            BALANCE SHEETS

                                        May 31,         November 30,
                                         2004              2003
                                      ------------      ------------
ASSETS                                (Unaudited)        (Audited)
CURRENT ASSETS:
   Cash and cash equivalents          $ 5,355,094       $ 2,239,192
   Accounts receivable                  1,730,001         2,018,615
   Inventory                              860,817         1,090,261
   Prepaid expenses                       115,468           123,203
                                      ------------      ------------
       Total current assets             8,061,380         5,471,271
                                      ------------      ------------
PROPERTY AND EQUIPMENT (at cost):
   Machinery and equipment              2,316,096         2,071,758
   Furniture and fixtures                 252,971           248,657
   Leasehold improvements                 171,882           171,882
                                      ------------      ------------
       Total                            2,740,949         2,492,297
   Less accumulated depreciation
    and amortization                   (1,826,806)       (1,782,559)
                                      ------------      ------------
       Net property and equipment         914,143           709,738
                                      ------------      ------------
OTHER ASSETS:
   Intangible assets, net                 956,382           959,838
   Other                                   15,000            15,000
                                      ------------      ------------
       Total other assets                 971,382           974,838
                                      ------------      ------------
TOTAL ASSETS                          $ 9,946,905       $ 7,155,847
                                      ------------      ------------
                                      ------------      ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                   $   468,846       $   641,232
   Accrued liabilities                    298,798           349,547
                                      ------------      ------------
       Total current liabilities          767,644           990,779
                                      ------------      ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
   Preferred shares; authorized,
    1,000,000 shares of $.01 par value;
    no shares issued or outstanding           -                 -
   Common shares; authorized,
    20,000,000 shares of $.01 par value;
    issued and outstanding, 10,010,202
    shares at May 31, 2004, and
    9,298,669 shares at
    November 30, 2003                     100,102            92,987
   Additional paid-in capital          61,965,407        59,660,804
   Accumulated deficit                (52,886,248)      (53,588,723)
                                      ------------      ------------
       Total shareholders' equity       9,179,261         6,165,068
                                      ------------      ------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                 $ 9,946,905       $ 7,155,847
                                      ------------      ------------
                                      ------------      ------------

    CONTACT: Somanetics Corporation, Troy, MI
             Mary Ann Victor, 248-689-3050 ext. 204
             Fax: 248-689-4272
             www.somanetics.com